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                                                                     EXHIBIT 4.2

                               FORM OF GUARANTEE
                                      OF
                             WAL-MART STORES, INC.

     For value received, Wal-Mart Stores, Inc., a Delaware corporation, having its principal executive offices at 702 S.W. 8th Street, Bentonville, Arkansas 72716 (the "Guarantor," which term includes any successor Person thereto under the Indenture referred to in the Security upon which this Guarantee is endorsed), hereby unconditionally and irrevocably guarantees to the Holder of the Guaranteed Security upon which this Guarantee is endorsed and to the Trustee on behalf of such Holder, the due and punctual payment of the principal of, premium, if any, and interest on such Guaranteed Security, the due and punctual payments of any Redemption Price or Repurchase Price referred to therein, the due and punctual payment of any sinking fund or analogous payments referred to therein, and the due and punctual payment of any other amounts due and payable to the Holder of the Guaranteed Security pursuant to the terms of the Guaranteed Security (the "Guaranteed Obligations"), when and as the same shall become due and payable, whether on the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms of the Guaranteed Security and of the Indenture referred to therein (as amended and supplemented from time to time, the "Indenture"). All terms used and not otherwise defined in this Guarantee shall have the respective meanings ascribed to them in the Indenture.

     If [insert here the name of the Applicable Issuer], a Cayman Islands limited liability company (herein called the "Borrower," which term includes any successor Person thereto under such Indenture), fails to pay punctually any Guaranteed Obligation, the Guarantor hereby agrees to pay that Guaranteed Obligation, or to cause that Guaranteed Obligation to be paid, punctually when and as the same shall become due and payable, whether on the Stated Maturity or any declaration of acceleration, call for redemption, exercise of any Repurchase Right of the Holders or otherwise, and as if such payment were made by the Borrower.

     The Guarantor hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely a surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such Guaranteed Security or the Indenture, any failure to enforce the provisions of such Guaranteed Security or

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the Indenture, or any waiver, modification or indulgence granted to the Borrower with respect thereto, by the Holder of such Guaranteed Security or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the principal amount of such Guaranteed Security, increase the interest rate thereon, change the method or methods by which the interest rate thereon is determined or computed in a manner adverse to the Guarantor, increase any premium payable upon prepayment, redemption or repurchase thereof, alter the Stated Maturity thereof, increase the principal amount of any Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to Article Five of the Indenture or increase the amount of any Redemption Price or any Repurchase Price or change the method or methods by which any Redemption Price or Repurchase Price is determined in a manner adverse to the Guarantor.

     The Guarantor hereby waives diligence, presentment, demand for payment, filing of claims with a court in the event of merger or bankruptcy of the Borrower, any right to require, or any requirement that the Guarantor first institute and prosecute, a proceeding against the Borrower to collect any Guaranteed Obligation, protest or notice with respect to such Guaranteed Security or the indebtedness evidenced thereby or with respect to any sinking fund or analogous payment required under such Security and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment in full of the principal of, premium, if any, and interest on such Guaranteed Security.

     The Guarantor shall be subrogated to all rights of the Holder of such Guaranteed Security and the Trustee against the Borrower in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, that right of subrogation until the principal of, premium, if any, and interest on all Guaranteed Securities of the Series of which such Guaranteed Security is a part issued under such Indenture shall have been paid in full.

     No reference herein to such Indenture and no provisions of this Guarantee or of such Indenture shall alter or impair the guarantees of the Guarantor, which are absolute and unconditional, of the due and punctual payment of the principal of, premium, if any, and interest on, and any sinking fund or analogous payments with respect to, the Guaranteed Security upon which this Guarantee is endorsed.

     This Guarantee shall not be valid or create an obligation of the Guarantor for any purpose until the certificate of authentication of such Guaranteed Security shall have been manually executed by or on behalf of the Trustee under such Indenture.

     All terms used in this Guarantee that are defined in such Indenture shall have the meanings ascribed to them in such Indenture.

     This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

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     Executed and dated as of the date of the Guaranteed Security on which this
Guarantee is endorsed.

                                   WAL-MART STORES, INC.


                                   By:_____________________________
                                   Name:
                                   Title: